Exhibit 1

SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT (this “Agreement”), dated September 9, 2025 (“Effective Date”), is by and among Maywood Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Inflection Point Fund I LP, a Delaware limited partnership (the “Purchaser”). Each of the Sponsor and the Purchaser is hereby referred to as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Sponsor was organized to serve as the “sponsor” of Maywood Acquisition Corp., a Cayman Islands exempted company (the “SPAC”) that was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”);

WHEREAS, the Sponsor owns (i) 3,018,750 (the “Founder Shares”) Class B ordinary shares, par value $0.0001 per share, of the SPAC (each, a “Class B Share”), each of which is convertible into one Class A ordinary share, par value $0.0001 per share, of the SPAC (each, a “Class A Share”), on a one-for-one basis, subject to adjustment in accordance with the terms of the SPAC’s Second Amended and Restated Memorandum and Articles of Association (the “Articles”) and (ii) 125,000 units (the “Private Placement Units”), each consisting of one Class A Share and one right to receive one-fifth of one Class A Share upon consummation of a Business Combination by the SPAC;

WHEREAS, the Purchaser desires to purchase from the Sponsor, and the Sponsor desires to sell and assign to the Purchaser, 990,000 of the Sponsor’s Class B Shares (the “Transferred Shares”), for an aggregate purchase price of $1,300,000 (the “Share Purchase Price”); and

WHEREAS, the Purchaser desires to acquire from the Sponsor, and the Sponsor desires to sell and assign to the Purchaser the promissory note, dated February 12, 2025, issued by the SPAC to Sponsor in the aggregate principal amount of $500,000 in connection with the SPAC’s initial public offering (the “Sponsor Note”) for $500,000 (the “Note Purchase Price” and together with the Share Purchase Price, the “Purchase Price”).

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Purchase and Sale of Transferred Shares and Sponsor Note. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties herein made by the Sponsor, at the Closing, immediately following the removal and replacement of SPAC’s existing officers with the New Officers (as defined below), Sponsor shall sell, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Sponsor, all of Sponsor’s right, title and interest in, to and under the Transferred Shares and the Sponsor Note, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind (collectively, “Liens”) other than the restrictions on resale under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws, as applicable, and subject to the terms and conditions of the letter agreement between the SPAC, Sponsor, and each of the SPAC’s directors and officers dated February 12, 2025 (the “Insider Letter”). In consideration for the sale of the Transferred Shares and Sponsor Note, Purchaser shall pay to Sponsor the Purchase Price in cash or wire transfer of immediately available funds at the Closing. Sponsor shall deliver to the Purchaser at the Closing (i) an irrevocable instruction letter addressed to Continental Stock Transfer & Trust Company, the SPAC’s transfer agent (“CST”), instructing CST to transfer to the Purchaser as soon as legally permissible the Transferred Shares together with duly executed stock powers attached thereto, along with such other instructions, opinions, instruments and documents that may be necessary or desirable to effect the transfer of the Transferred Shares and (ii) an assignment of the Sponsor Note.

2. SPAC Liabilities. Prior to the Closing, Sponsor shall take all actions necessary to ensure that SPAC has fully satisfied, discharged and/or paid, other than the Sponsor Note, all outstanding invoices, loans, accounts payable, accrued expenses and other liabilities (collectively, the “Liabilities”) incurred by or on behalf of SPAC on or prior to the Effective Date and will have no less than $300,000 left in the SPAC’s operating account.

3. Class B Conversion. Immediately prior to the Closing, the Sponsor shall convert an aggregate of 2,028,750 Class B Shares, representing the Class B Shares that will be retained by it following the transfer of the Transferred Shares hereunder, into Class A Shares on a one-for-one basis (the “Class B Conversion”). In furtherance of the foregoing, Sponsor shall deliver an irrevocable instruction letter addressed to CST instructing CST to effect the Class B Conversion, along with such other instructions, opinions, instruments and documents that may be necessary or desirable to effect the Class B Conversion. Following the Class B Conversion and transfer of the Transferred Shares, Sponsor will not own any Class B Shares.

4. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 7, the closing of the transactions contemplated hereby (the “Closing”) will take place electronically on a remote basis, at 10:00 a.m. Eastern time on the first business day following the satisfaction of the conditions to Closing set forth herein, or on such other date and time as may be fixed for the Closing by written agreement between the Sponsor and Purchaser (the “Closing Date”).

5. Representations and Warranties.

(a) Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Purchaser as follows:

(i) Sponsor was duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization. Sponsor has all requisite power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Sponsor.

(ii) This Agreement has been duly executed and delivered by the Sponsor and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes the valid and binding obligation of the Sponsor, enforceable in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iii) The Sponsor has heretofore made available to the Purchaser accurate and complete copies of its limited liability company operating agreement, as amended and restated and as currently in effect (the “Sponsor Operating Agreement”). The Sponsor is not in violation of any provision of the Sponsor Operating Agreement in any material respect that would cause the Closing to not be able to occur.

(iv) The execution and delivery of this Agreement by the Sponsor and the consummation by the Sponsor of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to the Sponsor or the SPAC, (B) conflict with, result in any breach of or constitute a default, in each case in any material respect, under (1) the Sponsor Operating Agreement, (2) the SPAC’s certificate of formation and its Articles as currently in effect (collectively, the “SPAC Organizational Documents”), (3) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which the Sponsor or the SPAC is a party or by which the Sponsor or the SPAC may be bound or (4) any material contract or other agreement or undertaking to which the Sponsor or the SPAC is a party or by which the Sponsor or the SPAC may be bound, (C) require any consent or approval of any person or entity, or (D) result in the creation of any material Lien upon any of the properties or assets of the SPAC or the Sponsor.

(v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, including registration of the sale of the Transferred Shares and/or the Sponsor Note under the Securities Act or any equivalent state or foreign law or regulation, is required by or with respect to the Sponsor or the SPAC in connection with the execution and delivery by the Sponsor of this Agreement or the consummation by the Sponsor of the transactions contemplated hereby.

(vi) The Sponsor has, and upon transfer by the Sponsor of the Transferred Shares being transferred by the Sponsor hereunder Purchaser will have, good and marketable title to the Transferred Shares being transferred by the Sponsor hereunder, free and clear of any Liens other than the restrictions on resale under the Securities Act and state securities laws, as applicable, and subject to the terms and conditions of the Insider Letter.

(vii) There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sponsor who would be entitled to any fee or commission from Sponsor in connection with the transactions contemplated in this Agreement for which Purchaser or SPAC would be liable following the Closing.

(viii) The SPAC was duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization. The SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Sponsor has made available to the Purchaser accurate and complete copies of the SPAC Organizational Documents. The SPAC is not in violation of any provision of the SPAC Organizational Documents in any material respect.

(ix) The authorized share capital of the SPAC is US$55,500 divided into 500,000,000 Class A Shares, 50,000,000 Class B Shares, and 5,000,000 preference shares. As of the date hereof, (1) 8,625,000 redeemable Class A Shares and 265,625 non-redeemable Class A Shares are issued and outstanding, (2) 3,018,750 Class B Shares are issued and outstanding, and (3) no preference shares are issued and outstanding. As of the date hereof, the Sponsor owns 3,018,750 Class B Shares, 125,000 Class A Shares underlying 125,000 Private Placement Units. The SPAC has issued an aggregate of 8,890,625 rights to receive one-fifth of one Class A Share upon consummation of a Business Combination by the SPAC (the “Rights”), of which 8,625,000 Rights were included in the units the SPAC issued in its initial public offering (the “Units”) and 265,625 Rights were included in the Private Placement Units. The SPAC has duly reserved 1,778,125 Class A Shares for issuance upon the consummation of the Business Combination pursuant to the terms of the Rights. Other than set forth herein, there are no warrants, options or rights to subscribe for or purchase any capital shares of the SPAC or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the SPAC. All outstanding shares of the SPAC were (A) duly authorized, validly issued, fully paid and non-assessable, (B) offered, sold and issued in compliance with (x) applicable law, including federal and state securities laws, all requirements set forth in (y) the SPAC Organizational Documents and (z) any other applicable contract to which the SPAC is a party governing the issuance of such securities and (C) have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, the SPAC Organizational Documents, or any contract to which the SPAC is a party. All outstanding Rights and the Sponsor Note were (i) duly authorized and constitute valid and binding obligations of the SPAC, enforceable against the SPAC in accordance with their terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity, (ii) were offered, sold and issued in compliance with (x) applicable law, including federal and state securities laws, all requirements set forth in (y) the SPAC Organizational Documents and (z) any other applicable contract to which the SPAC is a party governing the issuance of such securities and (iii) have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, the SPAC Organizational Documents, or any contract to which the SPAC is a party.

(x) The SPAC, since February 12, 2025, has timely filed or furnished all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the Securities and Exchange Commission (“SEC”) under the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed between the date of this Agreement and the Closing (collectively, the “SPAC SEC Documents”). The SPAC SEC Documents (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SPAC SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SPAC SEC Documents) (or, if amended, restated or superseded by a filing prior to the date of this Agreement or the Closing, then as of the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Sponsor for inclusion or incorporation by reference: (i) in any current report of the SPAC on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any governmental entity with respect to the transactions contemplated hereby; or (ii) in the mailings or other distributions to the SPAC’s shareholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (i) through (ii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(xi) Each of the financial statements of the SPAC included in the SPAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto as in effect on the date thereof and as of the Closing, as applicable, were prepared in accordance with U.S. Generally Accepted Accounting Principals (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of the SPAC, as of their respective dates and the financial position, changes in stockholders equity, results of operations and the cash flows of the SPAC, for the periods presented therein. Each of the financial statements of the SPAC included in the SPAC SEC Documents were derived from the books and records of the SPAC, which books and records have been maintained in all material respects in accordance with GAAP. The SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Documents. No financial statements other than those of the SPAC are required by GAAP to be included in the consolidated financial statements of the SPAC.

(xii) Schedule 5(a)(xii) hereto sets forth all Liabilities of the SPAC outstanding as of the date hereof (the “Liabilities Schedule”). The SPAC does not have any Liabilities of a nature required to be disclosed or reflected in a balance sheet prepared in accordance with GAAP except: (x) as specifically disclosed, reflected, or fully reserved against on the SPAC’s balance sheet as of June 30, 2025 contained in the SPAC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025; and (y) for Liabilities set forth in the Liabilities Schedule.

(xiii) There is no action pending, or to the Sponsor’s knowledge, threatened against the SPAC by the Nasdaq Stock Market (“Nasdaq”) or the SEC with respect to any intention by such entity to deregister the Class A Shares, Rights, or Units listed on Nasdaq or prohibit or terminate the listing of the Class A Shares, Rights, or Units on Nasdaq. The SPAC has taken no action that is designed to terminate the registration of the Class A Shares, Rights, or Units under the Exchange Act. The SPAC has not received any written or oral deficiency notice from Nasdaq relating to the continued listing requirements of the Class A Shares, Rights, or Units listed on Nasdaq.

(xiv) The SPAC is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940.

(xv) Since its organization, the SPAC has not conducted any material business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no contract, commitment, or order binding upon the SPAC or to which the SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the SPAC. The SPAC has no interests, rights, obligations or Liabilities with respect to, and the SPAC is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination (as such term is defined in the SPAC Organizational Documents). The SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(xvi) As of the date of this Agreement, the SPAC has at least $87.6 million in the trust account established by the SPAC with the proceeds from the initial public offering and concurrent private placements (“Trust Account”), with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and are held in trust by CST pursuant to the Investment Management Trust Agreement, between the SPAC and CST, dated February 12, 2025 (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC, enforceable in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the SPAC or CST, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the SPAC. The SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the SPAC. There are not any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any contracts, arrangements or understandings, whether written or oral, with CST or any other person that would cause the description of the Trust Agreement in the SPAC’s SEC filings to be inaccurate in any material respect. There are no actions pending or, to the knowledge of the Sponsor, threatened with respect to the Trust Account. As of the date hereof, the Sponsor has no reason to believe that the conditions to the use of funds in the Trust Account will not be satisfied and funds available in the Trust Account will not be available to the Purchaser after the Closing.

(b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sponsor as follows:

(i) The Purchaser was duly formed and is validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Purchaser.

(ii) This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Sponsor, constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iii) The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to the Purchaser, (B) conflict with, result in any breach of or constitute a default under (1) the Purchaser’s certificate of formation and limited partnership agreement, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which Purchaser is a party or by which Purchaser may be bound or (3) any contract or other agreement or undertaking to which the Purchaser is a party or by which the Purchaser may be bound, (C) require any consent or approval of any person or entity, or (D) result in the creation of any Lien upon any of the properties or assets of the Purchaser.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, including registration of the sale of the Transferred Shares and/or the Sponsor Note under the Securities Act or any equivalent state or foreign law or regulation, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

(v) The Transferred Shares and Sponsor Note to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third party, with respect to any of the Transferred Shares or the Sponsor Note. The Purchaser was not formed for the specific purpose of acquiring the Transferred Shares or Sponsor Note.

(vi) Purchaser is an affiliate of the New Officers and is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser understands that the transfer of the Transferred Shares and Sponsor Note hereunder has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser acknowledges and agrees that the Transferred Shares and Sponsor Note may not be offered, resold, transferred, pledged or otherwise disposed of by Purchaser absent an effective registration statement under the Securities Act, except (i) to SPAC or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called Section 4(a)(1½)), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Transferred Shares and Sponsor Note will contain a restrictive legend to such effect. Purchaser acknowledges and agrees that the Transferred Shares and Sponsor Note will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Transferred Shares and Sponsor Note and may be required to bear the financial risk of an investment in the Transferred Shares and Sponsor Note for an indefinite period of time. Purchaser acknowledges that the Transferred Shares and Sponsor Note will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the SEC after the closing of a Business Combination. Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Shares or Sponsor Note.

(vii) The Purchaser has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Transferred Shares and Sponsor Note and of making an informed investment decision, and has conducted a review of the business and affairs of SPAC that it considers sufficient and reasonable for purposes of purchasing the Transferred Shares and Sponsor Note.

(viii) Neither the Purchaser nor any person affiliated with the Purchaser is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

(ix) Purchaser has reviewed the SPAC SEC Documents, including the exhibits thereto. Purchaser is not relying on any other information concerning SPAC, the Transferred Shares, or Sponsor Note, in connection with acceptance of the Transferred Shares and Sponsor Note, other than the SPAC SEC Documents and the representations and warranties as set forth herein.

(x) There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who would be entitled to any fee or commission from Purchaser in connection with the transactions contemplated in this Agreement for which Sponsor or SPAC would be liable.

6. Operations of the SPAC; Other Covenants.

(a) Management.

(i) Concurrently with the execution of this Agreement, Sponsor shall cause each of SPAC’s officers to execute and deliver to Purchaser resignation letters, which letters shall take effect on the Closing Date, immediately prior to the Closing. Immediately prior to the Closing, Sponsor shall take such actions as necessary to cause SPAC to effectuate the removal and replacement of SPAC’s existing officers with the persons designated by Purchaser (such persons, the “New Officers”).

(ii) Sponsor shall retain the right to designate one member of SPAC’s board of directors following the Closing until the consummation of the Business Combination (the “Sponsor Retained Director”); provided, that the Sponsor Retained Director will qualify as an independent director under Nasdaq listing rule 5605(a)(2), will satisfy the requirements for audit committee service under Nasdaq listing rule 5605(c)(2)(A), and will satisfy the independence requirements of SEC rule 10A-3.

(iii) Concurrently with the execution of this Agreement, Sponsor shall cause SPAC’s directors set forth on Schedule 6(a)(iii) (which, for the avoidance of doubt, will not include the Sponsor Retained Director) to execute and deliver to Purchaser resignation letters, which letters shall take effect on the earlier of (x) the election by the holders of Class B Shares of such persons designated by the Purchaser as directors of the SPAC (such persons, the “New Directors”) and (y) the expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(iv) If at any time after the Closing Date. Purchaser informs Sponsor in writing that it intends to transfer ownership of SPAC to another party or in Purchaser’s good faith judgment, it expects SPAC to comply with the provisions set forth in Section 49.7 of SPAC’s Articles (a “Termination Notice”), Sponsor shall have the right (the “Management Right”), exercisable during the period beginning on the date the Termination Notice is delivered and expiring at 5:00 p.m., Eastern Time, on the fifteenth (15th) business day thereafter (the “Management Right Notice Period”), to resume the management of the SPAC. If Sponsor exercises its Management Right within the Management Right Notice Period, then Purchaser shall cause each New Officer and New Director to promptly tender a resignation letter to the SPAC, which letters shall take effect no later than ten calendar days after the end of the Management Right Notice Period. If Sponsor does not exercise its Management Right within the Management Right Notice Period, then Purchaser may, in Purchaser’s sole discretion, arrange for a third party to take management control of the SPAC or cause the SPAC to liquidate and wind down.

(b) Services Agreement. On or prior to the Closing Date, Sponsor shall terminate that certain Administrative Services Agreement between SPAC and Sponsor, dated February 12, 2025 (the “Services Agreement”), and no further payments or accruals of payments shall be made pursuant to the Services Agreement. Sponsor shall forgive and fully discharge without payment therefor all fees that are outstanding under the Services Agreement as of the Closing Date.

(c) Registration Rights. On the Closing Date, Purchaser shall enter into a joinder to that certain Registration Rights Agreement, dated as of February 12, 2025, by and among SPAC and each of the parties thereto (the “Registration Rights Agreement”) and, pursuant to such joinder, will receive the same rights and benefits with respect to the Transferred Shares as previously held by the Sponsor.

(d) Amended and Restated Insider Letter. On the Closing Date, the Sponsor and the Purchaser shall enter into an agreement with the SPAC, in a form to be mutually agreed by the Parties (the “A&R Insider Letter”), which amends and restates the Insider Letter and provides for, among other things, the Purchaser to be subject to the same transfer, voting, and non-redemption restrictions with respect to the Transferred Shares as the Sponsor was subject prior to the Closing with respect to such Transferred Shares and the Purchaser’s assumption of the Sponsor’s indemnification obligations under Section 5 of the Insider Letter.

(e) Sponsor Retained Securities. The Parties acknowledge that, after the sale and purchase set forth in Section 1 of this Agreement and the Class B Conversion, Sponsor will retain 2,028,750 Class A Shares (the “Retained Founder Shares”) and 125,000 Private Placement Units (the “Retained Private Units” and together with the Retained Founder Shares, the “Retained Securities”). Sponsor shall vote the Retained Founder Shares and all Class A Shares underlying the Retained Private Units in favor of the Business Combination and the other proposals submitted by SPAC to its shareholders in connection therewith, and in favor of any amendment to the Articles to extend the time in which the SPAC has to complete the Business Combination. In connection with SPAC’s initial Business Combination, Sponsor shall enter into any voting support agreement, lock-up agreement, or other similar agreement that Purchaser enters into; provided, however, that the Sponsor shall not be required to enter into any such agreement that subjects the Retained Securities to any vesting or other earnout condition whereby such securities may be forfeited by the Sponsor. If Sponsor fails to comply with the foregoing agreements, Sponsor hereby irrevocably appoints Purchaser as its attorney in fact to execute and deliver any and all agreements and instruments reasonably necessary to effectuate such voting support or lock-up agreements. Sponsor agrees that it shall not transfer any Retained Securities except to permitted transferees provided for in Section 6(c) of the A&R Insider Letter until the closing of SPAC’s initial Business Combination.

(f) Change of Name. Following the Closing, the Purchaser shall use its commercially reasonable efforts to cause the SPAC to modify its name (including, if required by applicable law, holding a shareholder meeting to approve such name change) as soon as practicable after the Closing.

(g) Non-Disparagement. Other than required by law, each of the Parties shall not, nor will it cause its affiliates to, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other Party or its businesses, or any of its officers, directors, members, managers or affiliates.

7. Closing Conditions.

(a) Conditions to Each Party’s Obligations. The obligations of the Purchaser and Sponsor hereunder are subject to the fulfillment at or prior to the Closing of the following conditions:

(i) No Injunction or Order. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated by this Agreement.

(ii) No Action or Proceeding. No action or proceeding before any court or any governmental or regulatory authority shall have been commenced by any governmental or regulatory body and shall be pending against any of the Parties or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by this Agreement.

(b) Conditions to Obligation of the Purchaser. The obligations of the Purchaser hereunder are subject to the fulfillment at or prior to the Closing of the following additional conditions:

(i) Representations and Warranties. The representations and warranties of Sponsor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) Agreements and Covenants. The Sponsor shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii) Closing Deliveries.

(1) Officer Certificate. Sponsor shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by an executive officer of the Sponsor, certifying as to the satisfaction of the conditions specified in Sections 7(b)(i) and 7(b)(ii).

(2) Good Standing. Sponsor will have delivered to the Purchaser a good standing certificate (or similar documents applicable for such jurisdiction) for the SPAC certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of the SPAC’s jurisdiction of organization.

(3) Bank Accounts. Access to the SPAC’s bank account(s) shall have been delivered to the Purchaser.

(4) Stock Powers. Sponsor shall have delivered to Purchaser stock powers or other instruments of transfer, duly conveying the Transferred Shares to Purchaser along with any other documentation that will be required by SPAC’s transfer agent including but not limited to any required opinion of counsel.

(5) A&R Insider Letter. Sponsor shall have delivered, and shall cause SPAC to deliver, to Purchaser a copy of the A&R Insider Letter, duly executed by Sponsor and SPAC.

(6) RRA Joinder. Sponsor shall have delivered, or caused to be delivered, to Purchaser a copy of the joinder to the Registration Rights Agreement, duly executed by SPAC.

(7) Assignment of Sponsor Note. Sponsor shall have delivered, or caused to be delivered, to Purchaser a copy of an assignment of the Sponsor Note to Purchaser.

(iv) Payoffs.

(1) Administrative Services Agreement. Sponsor shall have delivered evidence reasonably acceptable to Purchaser that the Services Agreement has been terminated and any amounts owed thereunder have been forgiven.

(2) SPAC Liabilities. Sponsor shall have fully satisfied, discharged and paid, or caused to be fully satisfied, discharged and paid, all of SPAC’s Liabilities, and shall have provided evidence thereof.

(v) No Material Adverse Effect. No fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of the SPAC will have occurred with respect to the SPAC since the date of this Agreement which is continuing and uncured.

(vi) Nasdaq Listing. The Class A Shares shall continue to be listed on Nasdaq.

(vii) Class B Conversion. The Class B Conversion shall have occurred.

(viii) Replacement of Officers. The SPAC’s officers shall have resigned and the New Officers shall have been appointed, in each case, effective as of immediately prior to the Closing, consistent with the requirements of Section 6(a)(i).

(c) Conditions to Obligation of the Sponsor. The obligations of the Sponsor hereunder are subject to the fulfillment at or prior to the Closing of the following additional conditions:

(i) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) Agreements and Covenants. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii) Closing Deliveries.

(1) Officer Certificate. The Purchaser shall have delivered to Sponsor a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser, certifying as to the satisfaction of the conditions specified in Sections 7(c)(i) and 7(c)(ii).

(2) A&R Insider Letter. The Purchaser shall have delivered to Sponsor a copy of the A&R Insider Letter, duly executed by Purchaser.

(3) RRA Joinder. The Purchaser shall have delivered, or caused to be delivered, to Sponsor a copy of the joinder to the Registration Rights Agreement, duly executed by the Purchaser.

8. Releases.

(a) Purchaser hereby releases Sponsor, SPAC and each of its and their officers, directors members, managers and shareholders (the “Releasees”) from any claims that Purchaser may have now or in the future, whether contractual, statutory or otherwise, against any of the Releasees relating to  (i) the formation of SPAC, (ii) the operation of SPAC (including agreements between Sponsor and SPAC other than the Insider Letter and the Registration Rights Agreement) up to the Closing, and (iii) the resignation of its officers, directors or employees as an officer, director or employee of SPAC, as applicable. Notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (x) any rights under this Agreement or any of the agreements executed and delivered hereunder, or (y) any claim for fraud, bad faith, willful misconduct or gross negligence.

(b) For and in consideration of the Sponsor entering into this Agreement and discussions with the Purchaser regarding the possible transactions contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (other than to the SPAC upon consummation of an initial business combination), or make any claim against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Released Claims”). The Purchaser on behalf of itself and its affiliates hereby irrevocably waives any Trust Released Claims that the Purchaser or any of its affiliates may have against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)) for any reason whatsoever. The Purchaser agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Sponsor to induce the Sponsor to enter into this Agreement, and the Purchaser further intends and understands such waiver to be valid, binding and enforceable against the Purchaser and each of its affiliates under applicable Law. Notwithstanding the foregoing, nothing in this Section 8(b) shall serve to limit or prohibit the right of the Purchaser or any of its affiliates to pursue a claim against the SPAC for legal relief against assets of the SPAC held outside the Trust Account, for specific performance or other non-monetary relief. The provisions of this Section 8(b) shall survive termination of this Agreement.

9. Indemnification and Exculpation; Insurance.

(a) Purchaser shall cause all rights to exculpation or indemnification for acts or omissions occurring through the Effective Date now existing in favor of (i) any of the officers and directors of SPAC prior to the consummation of the transactions contemplated hereby as provided in the Articles and contractual indemnification agreements between the SPAC and such officers and directors and (ii) the Sponsor and its members, managers and affiliates and their respective present and former officers and directors prior to the consummation of the transactions contemplated hereby as provided in the Insider Letter to survive the execution of this Agreement and the Closing and to continue in full force and effect in accordance with their terms and shall not permit the SPAC to amend, eliminate, or reduce such rights except to the extent required by law.

(b) Purchaser shall cause SPAC to renew or otherwise extend its directors’ and officers’ liability insurance policy to the expiration date of the SPAC, and shall obtain, obtain as of the closing of a Business Combination a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 100% of the premium of SPAC’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years (or such other coverage period as mutually agreed by the Parties and may be obtained within the cost limitation) providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the closing of the Business Combination covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by SPAC’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the SPAC.

10. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (a) by written consent of the Parties or (b) by written notice of the Purchaser if the Closing has not occurred on or prior to September 12, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10(b) will not be available to the Purchaser if the breach or violation by the Purchaser of any representation, warranty, or covenant under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or prior to the Outside Date. In the event of the termination of this Agreement, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, affiliate, agent, consultant or representative of such Party) to the other Parties hereto; provided that, if such termination shall result from the willful and material breach by a Party of its covenants and agreements hereunder or common law fraud or willful and material breach in connection with the transactions contemplated by this Agreement, such Party shall not be relieved of liability to the other Parties for any such willful and material breach or common law fraud occurring prior to such termination. The provisions of Sections 8, 9, and 10 will survive any termination of this Agreement.

11. Miscellaneous.

(a) Expenses. Except as set forth in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Severability. If any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

(d) Assignment; Binding Effect; Third Party Beneficiaries. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns. There are no third-party beneficiaries having rights under or with respect to this Agreement.

(e) Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each Party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the other Party reasonably may request.

(f) Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or obligations in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions will survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) Sections 8, 9, and 10.

(g) Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be deemed to have been duly given (i) when delivered, if delivered by personal delivery, (ii) when delivered if delivered by email or other electronic means, with affirmative confirmation of receipt, (iii) three business days after being sent, if sent by certified or registered United States mail (postage prepaid, return receipt requested), (iv) one business day after being sent, if sent by a nationally recognized overnight delivery service for next day delivery, in each case as follows (or to such other address as any Party may give in a notice given in accordance with the provisions hereof):

If to the Sponsor or, prior to Closing, the SPAC:

Maywood Acquisition Corp.

418 Broadway, #6441

Albany, NY 12207

Attention: Zikang Wu

Email: zed@maywoodacq.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue – 44th Floor

New York, NY 10174

Attention: Jeffrey M. Gallant

Email: jgallant@graubard.com

If to Purchaser:

Inflection Point Fund I LP

167 Madison Avenue, Suite 205 #1017

New York, NY 10016

Attention: Michael Blitzer

Email: blitzer@kingstowncapital.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Joel Rubinstein; Jason Rocha

Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

(h) Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages may be inadequate. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(i) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles. Any action or proceeding arising under or with respect to this Agreement shall be brought in a federal or state court having jurisdiction located in the County of New York, State of New York. Each Party agrees to submit to jurisdiction and to waive any objection as to venue in the courts located in the State of New York.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l) Amendment. This Agreement may not be amended or modified except by a writing signed by both of the Parties.

(m) Extensions; Waivers. Any Party may, for itself only, (a) extend the time for the performance of any of the obligations of any other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the Party to be bound thereby. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extent to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(n) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, which delivery may be made by exchange of copies of the signature page by facsimile transmission, “portable document format” (“.pdf”) or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

MAYWOOD SPONSOR, LLC

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Authorized Signatory

INFLECTION POINT FUND I LP
BY INFLECTION POINT GP I LLC,
AS GENERAL PARTNER

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member of General Partner

[Signature Page to Securities Purchase Agreement]

Schedule 5(a)(xii)

SPAC Liabilities

Schedule 6(a)(iii)

Resigning Directors